Exhibit 10.1

Form of CVR Agreement

CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [·] (this “Agreement”), is entered into by and between Mid-Atlantic Dental Services Holdings, LLC, a Delaware limited liability company (“Parent”), and [·], as rights agent (“Rights Agent”). Capitalized terms used but otherwise not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Birner Dental Management Services, Inc., a Colorado corporation (the “Company”), Parent and Bronco Acquisition, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger (as amended, modified or supplemented from time to time, the “Merger Agreement”), dated as of October 3, 2018, pursuant to which Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent; and

WHEREAS, pursuant to the Merger Agreement, Parent has agreed to provide to the Company’s shareholders and holders of In the Money Options (as defined in the Merger Agreement) the right to receive a contingent cash payment as hereinafter described.

NOW, THEREFORE, in consideration of the foregoing premises and the consummation of the transactions referred to above, Parent and Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

ARTICLE I
DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1        Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Agreement” has the meaning set forth in the Preamble.

“Acting Holders” means, at the time of determination, Holders of not less than a majority of the outstanding CVRs as set forth in the CVR Register.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Audit” has the meaning set forth in Section 4.6(a).

“Board Resolution” means a copy of a resolution certified by a duly authorized officer of Parent to have been duly adopted by the Parent Board and to be in full force and effect on the date of such certification, and delivered to Rights Agent.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to remain closed.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the Recitals.

“CVR Payment” means an amount per CVR, rounded to the nearest one, one hundredth of one cent, equal to (i) $0.1300, less (ii) the Per CVR Permitted Expenses Amount.

“CVR Payment Amount” means, with respect to a Holder, an amount, rounded to the nearest one cent, equal to (i) the CVR Payment multiplied by (ii) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the CVR Payment Date.

“CVR Payment Date” means the date that is eighteen (18) months following the Effective Time.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVRs” means the rights of Holders (granted to initial Holders pursuant to the Merger Agreement) to receive a contingent cash payment pursuant to this Agreement.

“DTC” means The Depository Trust Company or any successor thereto.

“Governmental Entity” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, university, and any arbitrator, court, tribunal or judicial body of competent jurisdiction, any stock exchange or similar self-regulatory organization, in each case whether federal, state, county, provincial and whether local or foreign.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Independent Accountant” has the meaning set forth in Section 4.6(a).

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Negative CVR Notice” has the meaning set forth in Section 2.4(b).

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“Officer’s Certificate” means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to Rights Agent.

“Parent” has the meaning set forth in the Preamble.

“Parent Board” means the Board of Directors or similar governing body of Parent.

“Per CVR Permitted Expenses Amount” means an amount, as calculated in good faith by Parent in its sole discretion as of the CVR Payment Date, rounded to the nearest one, one hundredth of one cent, equal to (A) the aggregate of all Permitted Expenses incurred or reasonably expected to be incurred after the date of the Merger Agreement by Parent or its Affiliates (including the Surviving Corporation) and the Company or its Affiliates; divided by (B) the total number of CVRs outstanding as of the CVR Payment Date.

“Permitted Expenses” means any direct, out-of-pocket costs and expenses, net of any recoveries under insurance policies, arising out of, relating to or concerning the matters set forth in Section 6.14 of the Merger Agreement.

“Permitted Transfer” means: a transfer of CVRs (i) upon death of a Holder, by will or intestacy; (ii) pursuant to a court order; (iii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iv) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC; or (vi) as provided in Section 2.6.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as defined in Section 13(d)(3) of the Exchange Act) or organization, including a Governmental Entity and any permitted successors and assigns of such person.

“Positive CVR Notice” has the meaning set forth in Section 2.4(a).

“Rights Agent” means the Rights Agent named in the Preamble of this Agreement, until a successor Rights Agent shall have become such pursuant Section 3.3 and Section 3.4 of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Termination Date” means the earlier of the following dates: (i) if the CVR Payment is a positive amount as of the CVR Payment Date, the date on which the CVR Payment Amounts have been paid in full to all Holders in accordance with the terms of this Agreement; and (ii) the date that is the second anniversary of the Effective Time.

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Section 1.2        Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. References to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rules or regulation, in each case as amended or otherwise modified from time to time. All references to “$” refer to United States dollars. References to days mean calendar days unless otherwise specified.

ARTICLE II
CONTINGENT VALUE RIGHTS

Section 2.1        CVRs. As provided in the Merger Agreement, each Holder shall be entitled to receive at the Effective Time one (1) CVR for (i) each Eligible Share issued and outstanding as of immediately prior to the Effective Time that is converted into the right to receive the Merger Consideration pursuant to Section 3.1(a)(i) of the Merger Agreement, (ii) each share of Common Stock underlying an In the Money Option (without regard to vesting) that is outstanding and unexercised under the Company Stock Plans as of immediately prior to the Effective Time that is converted into the right to receive a cash payment pursuant to Section 3.3(a) of the Merger Agreement; and (iii) each Company Restricted Share outstanding under the Company Stock Plans as of immediately prior to the Effective Time that is converted into the right to receive a cash payment pursuant to Section 3.3(b) of the Merger Agreement.

Section 2.2        Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect.

Section 2.3        No Certificate; Registration; Registration of Transfer; Change of Address.

(a)       The CVRs shall not be evidenced by a certificate or other instrument.

(b)       Rights Agent shall keep a register (the “CVR Register”) for the purpose of registering CVRs and Permitted Transfers thereof.

(c)       Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. Parent and Rights Agent may require payment of a sum sufficient to cover any stamp or other Tax or governmental charge that is imposed in connection with any such registration of transfer. Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until Rights Agent is reasonably satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register in accordance with this Agreement.

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(d)       A Holder may make a written request to Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, Rights Agent shall promptly record the change of address in the CVR Register.

Section 2.4        Payment Procedures; Notices.

(a)       If the CVR Payment is a positive amount as of the CVR Payment Date, then within ten (10) Business Days following the CVR Payment Date, Parent shall deliver to Rights Agent (i) written notice (the “Positive CVR Notice”) indicating that the Holders are entitled to receive the CVR Payment, setting forth the amount of the payment required by Section 4.2 and setting forth in reasonable detail Parent’s calculations of the CVR Payment as of the CVR Payment Date and its calculation of the Per CVR Permitted Expenses Amount, and (ii) any letter of instruction reasonably required by Rights Agent. Upon receipt of a Positive CVR Notice, if any, Rights Agent shall promptly, and in any event within ten (10) Business Days of its receipt of the Positive CVR Notice, mail to each Holder at such Holder’s registered address as reflected in the CVR Register as of the close of business on the date of the Positive CVR Notice: (i) a copy of the Positive CVR Notice; and (ii) a check in the amount of such Holder’s applicable CVR Payment Amount (subject to any Tax required to be withheld in accordance with Section 2.4(c)).

(b)       If the CVR Payment is zero or a negative amount as of the CVR Payment Date, then within ten (10) Business Days after the CVR Payment Date, Parent shall deliver to Rights Agent written notice indicating that the CVR Payment is a negative amount (the “Negative CVR Notice”). The Negative CVR Notice shall set forth in reasonable detail Parent’s calculations of the CVR Payment as of the CVR Payment Date, including its calculation of the Per CVR Permitted Expenses Amount. Upon receipt of a Negative CVR Notice, if any, Rights Agent shall promptly, and in any event within ten (10) Business Days of its receipt of the Negative CVR Notice, mail to each Holder at such Holder’s registered address as reflected in the CVR Register as of the close of business on the date of the Positive CVR Notice a copy of the Negative CVR Notice.

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(c)       Parent or its Affiliate shall be entitled to deduct and withhold, or cause the Rights Agent to deduct and withhold, from any amounts payable pursuant to this Agreement, such amounts as are required to be deducted and withheld therefrom under applicable Tax law (including, for the avoidance of doubt, the Code) as reasonably determined by Parent.  Any such withholding may be made, or caused to be made, by Parent by making payments that are compensatory with respect to Holders who received CVRs in consideration for In the Money Options through the Company’s or its Affiliate’s payroll system or any successor payroll system.  Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Holder, other than ordinary course payroll withholding and reporting on any compensatory payments, Parent shall instruct the Rights Agent to solicit IRS Form W-9s or W-8s, or any other appropriate forms or information, from Holders in order to provide a reasonable opportunity for the Holder to timely provide any necessary Tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding, and such payments may be reasonably delayed in order to gather such necessary Tax forms.  Parent, its Affiliates and the Rights Agent may assume all such forms in its possession or provided by any Holder are valid under applicable law until subsequently notified by such Holder.  Parent or its Affiliate shall, or shall cause the Rights Agent to, take all action that may be necessary to ensure that any amounts withheld in respect of Taxes are promptly remitted to the appropriate Governmental Entity.  To the extent any amounts are so deducted and withheld and properly remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made, and as required by applicable law, Parent shall, in a timely manner, deliver (or shall cause the Rights Agent to deliver) to the person to whom such amounts would otherwise have been paid an original IRS Form 1099 or other reasonably acceptable documents evidencing of such withholding.

(d)       Except to the extent any portion of a CVR Payment is required to be treated as imputed interest pursuant to applicable tax Law, the parties hereto intend to treat CVR Payments for all Tax purposes as additional consideration for the Eligible Shares, In the Money Company Options and Restricted Shares, as applicable, pursuant to the Merger Agreement. Parent and the Company shall report imputed interest on the CVRs as required by applicable Law.

(e)       Any portion of any CVR Payment Amount that remains undistributed to a Holder six (6) months after the date of the delivery of the Positive CVR Notice shall be delivered by Rights Agent to Parent, upon demand, and any Holder shall thereafter look only to Parent for payment of such CVR Payment Amount, without interest, but such Holder shall have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable Law.

(f)       Neither Parent nor Rights Agent shall be liable to any Person in respect of any CVR Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If, despite Parent’s and/or Rights Agent’s commercially reasonable efforts to deliver a CVR Payment Amount to the applicable Holder, such CVR Payment Amount has not been paid prior to two (2) years after the applicable CVR Payment Date (or immediately prior to such earlier date on which such CVR Payment Amount would otherwise escheat to or become the property of any Governmental Entity), any such CVR Payment Amount shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless Rights Agent with respect to any liability, penalty, cost or expense Rights Agent may incur or be subject to in connection with transferring such property to Parent.

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Section 2.5        No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a)       The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.

(b)       The CVRs shall not represent any equity or ownership interest in Parent, any constituent company to the Merger or any of their respective Affiliates.

Section 2.6        Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent or any of its Affiliates without consideration therefor. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its and their sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and Article V.

ARTICLE III
RIGHTS AGENT

Section 3.1        Certain Duties and Responsibilities. Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence (each as determined by a judgment of a court of competent jurisdiction).

Section 3.2        Certain Rights of Rights Agent. Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against Rights Agent. In addition:

(a)       Rights Agent may rely and shall be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)       whenever Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to Rights Agent, and Rights Agent shall, in the absence of bad faith, gross negligence or willful misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c)       Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection to Rights Agent and Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

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(d)       the permissive rights of Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e)       Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)       Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g)       Rights Agent shall have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by Rights Agent and the enforceability of this Agreement against Rights Agent assuming the due execution and delivery hereof by Parent); nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h)       Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the reasonable costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss (i) has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct; or (ii) is a result of Rights Agent (or anyone acting on its behalf) not adhering to the Tax withholding requirements under applicable Law.

(i)       Parent agrees (i) to pay the fees and expenses of Rights Agent in connection with this Agreement as agreed upon in writing by Rights Agent and Parent on or prior to the date hereof, and (ii) to reimburse Rights Agent for all Taxes and governmental charges, reasonable and documented out-of-pocket expenses incurred by Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)) other than, in each case, amounts for which Rights Agent is liable pursuant to Section 3.2(h). Rights Agent shall also be entitled to reimbursement from Parent for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by Rights Agent of its duties hereunder;

(j)       no provision of this Agreement shall require Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

(k)       Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith, unless and until it has received such notice in writing;

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(l)       Rights Agent and any shareholder, affiliate, director, officer or employee of Rights Agent may buy, sell or deal in any securities of Parent, the Company or the Surviving Corporation or become peculiarly interested in any transaction in which Parent, the Company or the Surviving Corporation may be interested, or contract with or lend money to Parent or the Surviving Corporation or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude Rights Agent from acting in any other capacity for Parent, the Surviving Corporation or for any other Person;

(m)       Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents; and

(n)       except instructions to Rights Agent as contemplated by this Agreement, (i) Rights Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document to which it is not a party, including, without limitation, the Merger Agreement, nor shall Rights Agent be required to determine if any Person has complied with any such agreements, instruments or documents, nor (ii) shall any additional obligations of Rights Agent be inferred from the terms of such agreements, instruments or documents even though reference thereto may be made in this Agreement.

Section 3.3        Resignation and Removal; Appointment of Successor.

(a)       Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation shall take effect, which notice shall be sent at least sixty (60) days prior to the date so specified but in no event shall such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove Rights Agent at any time by specifying a date when such removal shall take effect but no such removal shall become effective until a successor Rights Agent has been appointed. Notice of such removal shall be given by Parent to Rights Agent, which notice shall be sent at least sixty (60) days prior to the date so specified.

(b)       If Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent shall as soon as is reasonably possible appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if Parent shall fail to make such appointment within a period of sixty (60) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)       Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent.

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Section 3.4        Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) shall execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV
COVENANTS

Section 4.1        List of Holders. Parent shall furnish or cause to be furnished to Rights Agent in such form as Parent receives from its transfer agent (or other agent performing similar services for Parent), the names, addresses and shareholdings of the Holders, within ten (10) Business Days after the Effective Time.

Section 4.2        Payment of CVR Payment Amounts. In the event that the CVR Payment is a positive amount as of the CVR Payment Date, Parent shall, within the period set forth in Section 2.4(a), deposit with Rights Agent, the aggregate amount necessary to pay the CVR Payment Amount to each Holder in accordance with Section 2.4(a). For the avoidance of doubt but subject to Parent’s obligation to pay such additional amounts as may be determined by the Independent Accountant (as defined below) to be payable hereunder in accordance with Section 4.6, the CVR Payment Amounts shall be paid only one (1) time and solely if the CVR Payment as of the CVR Payment Date is a positive amount.

Section 4.3        Compliance with Laws. Rights Agent shall comply with all applicable Laws, including those relating to Tax reporting and withholding with respect to the CVR Payments made pursuant to this Agreement.

Section 4.4        Further Assurances. Parent agrees that it shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by Rights Agent for the carrying out or performing by Rights Agent of the provisions of this Agreement.

Section 4.5        Books and Records. Parent shall, and shall cause its controlled Affiliates to, keep true, complete and accurate records in sufficient detail to enable the Holders and their representatives to determine the amounts payable hereunder.

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Section 4.6        Audits.

(a)       Within thirty (30) days following the receipt by the Holders of a Positive CVR Notice in accordance with Section 2.4(a) or a Negative CVR Notice in accordance with Section 2.4(b), upon the written request of the Acting Holders provided to Parent not less than thirty (30) days in advance, Parent shall permit, and shall cause its controlled Affiliates to permit, an independent certified public accounting firm of nationally recognized standing designated in writing either (i) jointly by the Acting Holders and Parent, or (ii) if such parties fail to agree upon a designation, jointly by an independent public accounting firm selected by Parent and an independent public accounting firm selected by the Acting Holders (the “Independent Accountant”), to have access during normal business hours to such of the books and records of Parent, the Surviving Corporation or such other Affiliates of Parent as may be reasonably necessary to verify the accuracy of the statements set forth in the Positive CVR Notice or the Negative CVR Notice and to determine the amount, if any, of the CVR Payment (an “Audit”). Parent shall, and shall cause its controlled Affiliates to, furnish to the Independent Accountant such access, work papers and other documents and information reasonably necessary for the Independent Accountant’s evaluation of the accuracy of the statements set forth in the Positive CVR Notice or the Negative CVR Notice, as applicable, and to determine the amount, if any, of the CVR Payment as of the CVR Payment Date; provided, that Parent may, and may cause its controlled Affiliates to, redact documents and information not relevant for such evaluation. The Independent Accountant shall disclose to Parent and the Acting Holders any matters directly related to its findings and shall disclose whether it has determined that any statements set forth in the Positive CVR Notice or Negative CVR Notice are incorrect.

(b)       If the Independent Accountant concludes that a Negative CVR Notice was incorrect and the CVR Payment was a positive amount as of the CVR Payment Date, Parent shall pay to Rights Agent (for further distribution to the Holders), the applicable CVR Payment Amount, plus interest on such CVR Payment Amount at the “prime rate” as published in the Wall Street Journal, Eastern Edition, or similar reputable data source from time to time calculated from when the CVR Payment Amount should have been paid (if Parent had given a Positive CVR Notice to Rights Agent, as determined by the Independent Accountant, at the time required pursuant to Section 2.4(a)), to the date of actual payment. If the Independent Accountant concludes that the CVR Payment set forth in a Positive CVR Notice was a greater amount as of the CVR Payment Date than set forth in such notice, Parent shall pay to Rights Agent (for further distribution to the Holders), the applicable additional CVR Payment Amount, plus interest on such additional CVR Payment Amount at the “prime rate” as published in the Wall Street Journal, Eastern Edition, or similar reputable data source from time to time calculated from when such additional CVR Payment Amount should have been paid to the date of actual payment. The decision of the Independent Accountant shall be final, conclusive and binding on Parent and the Holders, shall be non-appealable and shall not be subject to further review. The fees charged by the Independent Accountant shall be paid by the Acting Holders; provided, however, that if the Independent Accountant concludes that a Negative CVR Notice was incorrect and the CVR Payment determined by the Independent Accountant was a positive amount as of the CVR Payment Date or that the CVR Payment determined by the Independent Accountant exceeded the CVR Payment set forth in the Positive CVR Notice by twenty percent (20%) or more of the amount of the CVR Payment set forth in the Positive CVR Notice, Parent shall reimburse the Acting Holders for the fees of such Independent Accountant previously paid by the Acting Holders.

(c)       Each Person seeking to receive information from Parent in connection with a review pursuant to this Section 4.6 shall enter into a confidentiality agreement with Parent and/or its applicable controlled Affiliate satisfactory to Parent obligating such party to retain all such information disclosed to such party in confidence pursuant to such confidentiality agreement.

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ARTICLE V
AMENDMENTS

Section 5.1        Amendments without Consent of Holders.

(a)       Without the consent of any Holders or Rights Agent, Parent, when authorized by a Board Resolution, at any time and from time to time, may enter into one (1) or more amendments hereto, for any of the following purposes, so long as, in the cases of clauses (ii) through (iv) of this Section 5.1(a), such amendments do not, individually or in the aggregate, adversely affect the interests of the Holders, or adversely affect the rights, duties, responsibilities or protections of Rights Agent:

(i)       to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in Section 6.3;

(ii)       to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent shall determine to be for the protection of the Holders;

(iii)       to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement;

(iv)       as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act and the rules and regulations promulgated thereunder, the Exchange Act and the rules and regulations promulgated thereunder, or any applicable state securities or “blue sky” laws;

(v)       to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of Rights Agent herein in accordance with Section 3.3 and Section 3.4; or

(vi)       any other amendment hereto that does not adversely affect the legal rights under this Agreement of any Holder.

(b)       Without the consent of any Holders, Parent, when authorized by a Board Resolution, and Rights Agent, in Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto to reduce the number of CVRs in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.4.

(c)       Promptly after the execution by Parent and Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail (or cause Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth in general terms the substance of such amendment; provided, that any failure so to notify the Holders shall not affect the validity of such amendment (it being understood that any failure so to notify the Holders shall not excuse Rights Agent from its obligations under this Section 5.1(c)).

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Section 5.2        Amendments with Consent of Holders.

(a)       In addition to any amendment pursuant to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the written consent of Holders of not less than a majority of the outstanding CVRs, Parent, when authorized by a Board Resolution, and Rights Agent may enter into one (1) or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interest of the Holders.

(b)       Promptly after the execution by Parent and Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent shall mail (or cause Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth in general terms the substance of such amendment; provided, that any failure so to notify the Holders shall not affect the validity of such amendment (it being understood that any failure so to notify the Holders shall not excuse Rights Agent from its obligations under this Section 5.2(b)).

Section 5.3        Execution of Amendments. In executing any amendment permitted by this Article V, Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. Rights Agent may, but is not obligated to, enter into any such amendment that affects Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4        Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE VI
OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1        Notices to Rights Agent and Parent. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery to the party to be notified, (b) delivered by email or facsimile; provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 6.1, or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 6.1, or (c) delivered by a courier (with confirmation of delivery); in each case to the party to be notified at the following address:

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If to Parent:

Mid-Atlantic Dental Services Holdings, LLC
630 West Germantown Pike, Suite 120
Plymouth Meeting, Pennsylvania 19642
Attention:	C. Mitchell Goldman, Chief Executive Officer
Email:	cmgoldman@mid-atlanticdental.com

with a copy (which shall not constitute notice) to:

Duane Morris LLP
30 South 17th Street
Philadelphia, Pennsylvania 19103
Attention:	Richard A. Silfen
Facsimile:	(215) 827-5548
Email:	rasilfen@duanemorris.com
Attention:	Barry Steinman
Email:	bsteinman@duanemorris.com
Facsimile:	(215) 754-4840

If to Rights Agent, to:

____________________________________
____________________________________
Attention:___________________________
Facsimile:____________________________
E-mail:______________________________

with a copy (which shall not constitute notice) to:

____________________________________
____________________________________
Attention:___________________________
Facsimile:____________________________
E-mail:______________________________

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 6.1. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 6.2        Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with Rights Agent, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver. In case it shall be impracticable to mail notice to the Holders of any event as required by any provision of this Agreement, then any method of giving such notice as shall be satisfactory to Rights Agent shall be deemed to be a sufficient giving of such notice.

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Section 6.3        Successors and Assigns.

(a)       This Agreement shall be binding upon, inure to the benefit of and be enforceable by Parent’s successors and assigns, and this Agreement shall not restrict Parent’s, any assignee’s or any of their respective successors’ ability to merge or consolidate, transfer or convey all or substantially all of its assets to any Person. Either (i) each of Parent’s successors, assigns or transferees of all or substantially all of Parent’s assets shall expressly assume by an instrument, supplemental hereto, executed and delivered to Rights Agent, the due and punctual payment of the CVR Payment and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent or (ii) Parent shall agree to remain subject to its obligations hereunder, including payment of the CVR Payment.

(b)       Any Parent successor or assignee permitted hereunder may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to this Section 6.3.

(c)       Rights Agent may not assign this Agreement without Parent’s written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect.

Section 6.4        Benefits of Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. Notwithstanding the foregoing, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer are intended third-party beneficiaries of this Agreement. The rights of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to Rights Agent and Parent, which notice, if given, shall be irrevocable.

Section 6.5        Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)       This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the internal procedural and substantive Laws of the State of Delaware without regard to the conflicts of laws provisions, rules or principles thereof (or any other jurisdiction) to the extent that such provisions, rules or principles would direct a matter to another jurisdiction

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(b)       Each of the parties agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement, exclusively in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware; provided that if subject matter jurisdiction over the matter that is the subject of the Proceeding is vested exclusively in the U.S. federal courts, such Proceeding shall be heard in the U.S. District Court for the District of Delaware (the “Chosen Courts”); and (ii) solely in connection with such Proceedings, (A) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) irrevocably waives any objection to the laying of venue in any such Proceeding in the Chosen Courts, (C) irrevocably waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) agrees that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 6.1 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof, and (E) it shall not assert as a defense any matter or claim waived by the foregoing clauses (A) through (D) of this Section 6.5(b) or that any Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

(c)       EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE CONNECTED WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, IS EXPECTED TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING, DIRECTLY OR INDIRECTLY, CONNECTED WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES THAT (I) NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS SET FORTH IN THIS.

Section 6.6        Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.

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Section 6.7        Counterparts; Effectiveness. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each party and delivered (by telecopy, electronic delivery or otherwise) to the other party. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

Section 6.8        Termination. This Agreement shall terminate and be of no further force or effect, and the parties hereto shall have no liability or obligations hereunder, at 5:00 p.m., New York City time, on the Termination Date, provided, that if the CVR Payment is a positive amount as of the CVR Payment Date, but the CVR Payment Amounts have not been paid on or prior to the Termination Date, this Agreement shall not terminate until such CVR Payment Amounts have been paid in full in accordance with the terms of this Agreement; provided further, that no termination of this Agreement shall be deemed to affect the rights of the parties to bring suit in the case of a material breach occurring prior to such Termination Date.

Section 6.9        Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

Mid-Atlantic Dental SERVICES HOLDINGS, LLC

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

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